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                     July 13, 2022

       Dane E. Whitehead
       Chief Financial Officer
       Marathon Oil Corporation
       990 Town and Country Boulevard
       Houston, Texas 77024-2217

                                                        Re: Marathon Oil
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            Form 8-K filed May
4, 2022
                                                            File No. 001-05153

       Dear Mr. Whitehead:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation